Exhibit 99.1

EXPRESSJET REPORTS SECOND QUARTER 2007 RESULTS

                HOUSTON, August 8, 2007 - ExpressJet Holdings, Inc. (NYSE:XJT) today reported a second quarter loss of $26.4 million, or $0.49 diluted earnings per share.

                “This quarter presented one of our biggest challenges as a company.  We transitioned 30 aircraft into two start-up operations.  Even though we reported a loss this quarter, we successfully executed our market launches and our team delivered the very best in customer service.  While the challenges in building a network as quickly as we did are enormous, we are pleased with the progress of that effort and fully expect our branded service to be successful,” said President and CEO Jim Ream.

SECOND QUARTER REVIEW

Operational Review

                Second quarter net revenue totaled $395.2 million, consisting of: $360.1 million from the company’s capacity purchase agreements with Continental Airlines and Delta Air Lines (which began June 1) and charter flying; $28.2 million from the ExpressJet branded operation that commenced on April 2; and $9.3 million from the provision of third-party ground handling and maintenance services.

                During the quarter, ExpressJet continued to transition aircraft from its capacity purchase agreement with Continental:  14 aircraft were painted, modified and placed into the ExpressJet branded network; ten aircraft were painted, modified and placed under the Delta capacity purchase agreement; and six, were marketed for ad-hoc charter opportunities pending the start of Delta pro-rate flying on July 1.  As of June 30, 66 aircraft had been transitioned from the company’s capacity purchase agreement with Continental.  The final three planes are expected to transition in August and will be placed in branded service.  After the final transition from Continental, the expected aircraft allocation will be 224 aircraft dedicated to contract flying and 50 aircraft dedicated to branded flying, including the eight allocated to the Delta pro-rate agreement.

                Available seat miles under the contract flying ExpressJet performed for Delta and Continental totaled 2.8 billion and represented 196,799 block hours across both systems.  During the first month of operations under the Delta capacity purchase agreement, ExpressJet operated at a perfect 100% completion factor.  ExpressJet also flew 756 charter segments during the second quarter.

                ExpressJet began its ExpressJet Airlines branded operation on April 2 and completed the roll-out on June 12.  The ExpressJet network consists of 42 dedicated aircraft serving 24 cities in the West, Central and Southeast regions of the United States.  Traffic continued to build during the quarter to a load factor of 50% in June, and the company ended the quarter with 200.3 million revenue passenger miles and had a load factor of 39%.

                During July, the first full month of branded flying, including the ExpressJet network and Delta pro-rate operations, ExpressJet flew 193.7 million revenue passenger miles on capacity of 297.1 million available seat miles for a load factor of 65%.

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ExpressJet Reports Second Quarter 2007 Results/Page 2

                Subsequent to quarter end, ExpressJet and Continental received the final decision for their arbitration regarding 2007 block hour revenue rates under the companies’ capacity purchase agreement.  The panel determined that the 2007 budgeted rates originally presented by ExpressJet should be reduced by a total of approximately $14.2 million (which includes the margin of 10% the company earns on its expenses under the agreement).  This revenue reduction resulted in a $6.5 million decrease in operating income recorded in the second quarter.  This adjustment reflects the variance between the 2006 rates used to book revenue prior to the arbitration decision plus arbitration fees and expenses.

Financial Review

                ExpressJet’s second quarter 2007 operating income reflected a (10.8%) operating margin, compared with an operating margin of 8.5% for the second quarter 2006.  The principal factors contributing to the company’s negative operating margin were its continued transition of 30 aircraft from the Continental capacity purchase agreement; start-up expenses associated with branded flying (including Delta pro-rate flying which began on July 1) and the Delta capacity purchase agreement and the Continental arbitration ruling.

                ExpressJet ended the second quarter of 2007 with $294 million in cash and cash equivalents, including $14.5 million in restricted cash, down $8.9 million from the $302.9 million reported at year-end.

                Capital expenditures totaled $20.6 million for the second quarter 2007 compared to $3.5 million during the same period in 2006.  ExpressJet anticipates capital expenditures totaling approximately $12 million for the remainder of 2007.

                Duringthe second quarter, Holdings did not make any purchases under its previously announced securities repurchase program.

                ExpressJet will conduct a telephone briefing to discuss its second quarter results Wednesday, August 8, at 10:00 a.m. EDT (9:00 a.m. CDT).  A live webcast of this briefing will be available online at expressjet.com – investors.

CORPORATE BACKGROUND

                ExpressJet Holdings operates numerous divisions designed to leverage the management experience, efficiencies and economies of scale present in its subsidiaries, including ExpressJet Airlines, Inc. and ExpressJet Services, LLC.  ExpressJet Airlines serves 175 destinations in North America and the Caribbean with more than 1,500 departures per day.  Operations include capacity purchase and pro-rate agreements for mainline carriers; providing clients customized 50-seat charter options; training services through its world-class facility in Houston, Texas; and branded flying, providing non-stop service to markets concentrated in the West, Midwest and Southeast regions of the United States.  ExpressJet Services is the North American partner to three major European original equipment manufacturers and provides composite, sheet metal, interior and thrust reverser repairs throughout five facilities in the United States.  For more information, visit www.expressjet.com.

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ExpressJet Reports Second Quarter 2007 Results/Page 3

                Some of the statements in this document are forward-looking statements that involve a number of risks and uncertainties.  Many factors could affect actual results, and variances from current expectations regarding these factors could cause actual results to differ materially from those expressed in these forward-looking statements.  Some of the known risks that could significantly impact revenues, operating results and capacity include, but are not limited to: the company’s continued dependence on Continental for the majority of its revenue; the capacity purchase agreement with Continental could be terminated; potential loss of access to aircraft, facilities and regulatory authorizations, as well as any airport-related services that Continental currently provides to ExpressJet; ExpressJet’s new operations may be less profitable than historical results; competitive responses to the company’s branded entry into new markets; certain tax matters; reliance on technology and third-party service providers; flight disruptions as a result of operational matters; regulatory developments and costs, including the costs and other effects of enhanced security measures and other possible regulatory requirements; and competition and industry conditions.  Additional information concerning risk factors that could affect the company’s actual results are described in its filings with the Securities and Exchange Commission, including its 2006 annual report on Form 10-K.  The events described in the forward-looking statements might not occur or might occur to a materially different extent than described herein.  The company undertakes no duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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ExpressJet Reports Second Quarter 2007 Results/Page 4

EXPRESSJET HOLDINGS, INC. AND SUBSIDIARIES
FINANCIAL SUMMARY
(In thousands, except per share data)
	Three Months Ended June 30,
	2007	2006	Increase/ (Decrease)

Operating Revenue
Passenger	$387,483	$417,827	(7.3%)
Ground handling and other	7,674	1,607	nm

	395,157	419,434	(5.8%)

Operating Expenses:
Wages, salaries and related costs	106,836	94,682	12.8%
Aircraft rentals	86,150	83,127	3.6%
Aircraft fuel and related taxes	73,638	57,483	28.1%
Maintenance, materials and repairs	51,485	47,538	8.3%
Ground handling	23,945	25,468	(6.0%)
Other rentals and landing fees	29,288	29,994	(2.4%)
Outside services	17,384	12,520	38.8%
Marketing and distributing	6,981	4	nm
Depreciation and amortization	6,096	6,505	(6.3%)
Other operating expenses	36,084	26,511	36.1%

	437,887	383,832	14.1%

Operating Income (Loss)	(42,730)	35,602	nm

Nonoperating Income (Expense):
Interest expense	(1,785)	(1,794)	(0.5%)
Interest income	4,652	3,339	39.3%
Capitalized interest	378	119	nm
Equity investments loss, net	(283)	(107)	nm
Other, net	69	39	76.9%

	3,031	1,596	89.9%

Income (Loss) before Income Taxes	(39,699)	37,198	nm
Income Tax Benefit (Expense)	13,295	(13,927)	nm

Net Income (Loss)	$(26,404)	$23,271	nm

Basic Earnings (Loss) per Common Share	$(0.49)	$0.43	nm

Diluted Earnings (Loss) per Common Share	$(0.49)	$0.39	nm

Shares Used in Computing Basic Earnings (Loss) per Common Share	54,021	53,848	0.3%
Shares Used in Computing Diluted Earnings (Loss) per Common Share	54,021	61,427	(12.1%)

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ExpressJet Reports Second Quarter 2007 Results/Page 5

EXPRESSJET HOLDINGS, INC. AND SUBSIDIARIES
FINANCIAL SUMMARY
(In thousands, except per share data)
	Six Months Ended June 30,
	2007	2006	Increase/ (Decrease)

Operating Revenue
Passenger	$792,456	$821,828	(3.6%)
Ground handling and other	14,757	3,390	nm

	807,213	825,218	(2.2%)

Operating Expenses:
Wages, salaries and related costs	211,819	187,206	13.1%
Aircraft rentals	170,734	164,718	3.7%
Aircraft fuel and related taxes	127,224	110,470	15.2%
Maintenance, materials and repairs	100,038	93,290	7.2%
Ground handling	48,170	48,976	(1.6%)
Other rentals and landing fees	57,665	57,231	0.8%
Outside services	32,276	24,688	30.7%
Marketing and distributing	9,901	23	nm
Depreciation and amortization	12,609	12,934	(2.5%)
Other operating expenses	65,166	52,752	23.5%

	835,602	752,288	11.1%

Operating Income (Loss)	(28,389)	72,930	nm

Nonoperating Income (Expense):
Interest expense	(3,585)	(3,844)	(6.7%)
Interest income	8,546	6,313	35.4%
Capitalized interest	553	220	nm
Equity investments loss, net	(382)	(497)	(23.1%)
Other, net	11	85	(87.1%)

	5,143	2,277	nm

Income (Loss) before Income Taxes	(23,246)	75,207	nm
Income Tax Benefit (Expense)	7,009	(28,182)	nm

Net Income (Loss)	$(16,237)	$47,025	nm

Basic Earnings (Loss) per Common Share	$(0.30)	$0.87	nm

Diluted Earnings (Loss) per Common Share	$(0.30)	$0.80	nm

Shares Used in Computing Basic Earnings (Loss) per Common Share	53,988	53,823	0.3%
Shares Used in Computing Diluted Earnings (Loss) per Common Share	53,988	61,423	(12.1%)

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ExpressJet Reports Second Quarter 2007 Results/Page 6

EXPERSSJET HOLDINGS, INC. AND SUBSIDIARIES PRELIMINARY STATISTICS

Three Months Ending June 30, 2007	Contract (1)	Branded (2)	System

Revenue Passenger Miles (millions)	2,258	200	2,466
Available Seat Miles (ASM) (millions)	2,803	509	3,327
Passenger Load Factor	80.6%	39.3%	74.1%
Block Hours	196,799	27,335	225,358
Departures	106,874	13,288	120,918
Average Price per Gallon of Fuel (cents)	73.8	221.2	92.6
Fuel Gallons Consumed (000)	69,477	9,879	79,551
Stage Length (miles)	541	771	566

Six Months Ending June 30, 2007	Contract (1)	Branded (2)	System

Revenue Passenger Miles (millions)	4,510	200	4,733
Available Seat Miles (ASM) (millions)	5,790	509	6,339
Passenger Load Factor	77.9%	39.3%	74.7%
Block Hours	408,171	27,335	439,062
Departures	220,475	13,288	236,184
Average Price per Gallon of Fuel (cents)	72.5	221.2	83.0
Fuel Gallons Consumed (000)	142,796	9,879	153,275
Stage Length (miles)	541	771	552

(1) Excludes charter since statistics on charter airplanes do not provide meaningful data for forecasting and are not reviewed by management.
(2) Operation commenced April 2, 2007.

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